Exhibit 10.16

EXECUTION VERSION

NON-DISCLOSURE, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANT AGREEMENT – MICHAEL B. KEALEY

As a condition of and in consideration for: (i) my eligibility to participate in and receive the 2022 annual equity grants in March under the Stock Plan (as defined below); (ii) my continued employment with Dorman Products, Inc. (the “Company”); and (iii) the Company’s agreement to supersede and replace all other non-competition and non-solicitation restrictive covenants I may be subject to with the Company with the non-competition and non-solicitation restrictive covenants contained herein at Paragraph 6, I agree to the terms and conditions of this Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (the “Non-Disclosure Agreement”).

The “Stock Plan” means the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company).

1.	Employment with Company.
1.1

It is understood and agreed that I am an employee at will and that either party may terminate my employment without cause on notice. Any notice of termination shall be in writing, given personally or by Certified Mail, Return Receipt Requested.

1.2

During the term of my employment with the Company, I agree to devote my entire time and attention and to give my best and undivided efforts and service to the business and the interests of the Company and its subsidiaries (hereinafter referred to as the “Company Group”) in such capacities and in performance of such duties as the Company may from time to time direct, which may include but not be limited to improving, developing and/or inventing processes, products, assays and analytic methods.

2.	Nondisclosure
2.1

Recognition of Company’s Rights; Nondisclosure.  At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company Group’s Proprietary Information (defined below), except as such disclosure, use, lecture, or publication may be required in connection with my work for the Company, or unless an officer or other authorized representative of the Company Group (other than me) expressly authorizes such in writing.  I will obtain the Company Group’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information.  Notwithstanding the foregoing, disclosure of any Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that I shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.  I hereby assign to the Company Group any rights I may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company Group and its assigns.

2.2

Proprietary Information.  The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company Group.  By way of illustration but not limitation, “Proprietary Information” includes:  (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, methods (including, without limitation, methods of use or delivery), know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (c) information regarding the skills and compensation of the employees and/or consultants of the Company Group.  For purposes of this Non-Disclosure Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of:  (i) this Non-Disclosure Agreement; (ii) any other agreement or instrument to which the Company Group is a party or a beneficiary; or (iii) any duty owed to the Company Group by me or by any third party; provided, however, that if I shall seek to disclose, use, lecture upon, or publish any Proprietary Information, I shall bear the burden of proving that any such information shall have become publicly available without any such breach.

2.3

Third Party Information.  I understand that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with my work for the Company Group, Third Party Information unless expressly authorized by an officer or other authorized representative of the Company Group (other than me) in writing.  I hereby assign to the Company Group any rights I may have or acquire in any Third Party Information during my employment with the Company.

2.4

No Improper Use of Information of Prior Employers and Others.  During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties to the Company Group only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by, or on behalf of, the Company Group.

2.5

Reports to Government Entities.  Nothing in this Non-Disclosure Agreement restricts or prohibits me from initiating communications directly with, responding to inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration,  the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that I have engaged in such conduct.  This Non-Disclosure

Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.  However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company Group resulting from such claims or conduct, regardless of whether I or another party filed the claim or reported the conduct.  I recognize and agree that, in connection with any such activity outlined above, I must inform the Regulators, my attorney, a court or a government official that the information I am providing is confidential.  Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information I came to learn during the course of my employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine.  The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2.6

Defend Trade Secrets Act.  Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (a) I make (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) I make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If I file a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, I may disclose any such trade secret to my attorney and use any such trade secret information in the court proceeding, if I (x) file any document containing any such trade secret under seal, and (y) do not disclose any such trade secret, except pursuant to court order.  Nothing in this Non-Disclosure Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.	Assignment of Inventions
3.1	Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
3.2

Prior Inventions.  Any and all Inventions (whether patented or unpatented) that I have, alone or jointly with others, conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, prior to the commencement of my employment with the Company (collectively referred to as “Prior Inventions”) are either my property or the property of third parties and are excluded from the scope of this Non-Disclosure Agreement, except if and to the extent the provisions set forth below in this Section 3.2 are made expressly applicable to Prior Inventions.  To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached hereto a list of Prior Inventions.  If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Prior Invention or to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose.  If I do not attach such disclosure, I am representing thereby that there are no Prior Inventions.  Notwithstanding the foregoing provisions of this Section 3.2 that provide that Prior Inventions are excluded from the scope of this Non-Disclosure Agreement, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 3.3 below), or any product, process or machine of the Company Group, without the Company’s prior written consent.  If, in the course of my employment with the Company, I incorporate a Prior Invention into any Company Inventions or into a product, process or machine of the Company

Group, then, notwithstanding the foregoing provisions of this Section 3.2 that provide that Prior Inventions are excluded from the scope of this Non-Disclosure Agreement, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, cause to be made, modify, cause to be modified, use, cause to be used and sell or cause to be sold such Prior Invention.  In addition, and notwithstanding anything express or implied in the foregoing provisions of this Section 3.2 to the contrary, any Invention that would otherwise be a Prior Invention for purposes of this Section 3.2 shall not be deemed or treated as a Prior Invention for purposes of this Section 3.2 if the Company Group acquires ownership of such Invention, or if the Company Group licenses such Invention, pursuant to the provisions of a separate agreement entered into by the Company Group with me or any other person.

3.3

Assignment of Inventions.  Subject to this Section 3.3 and to Sections 3.5 and 3.6, I hereby assign to the Company Group all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes that are made, conceived, reduced to practice or learned by me, either alone or jointly with others, whether or not during regular business hours, if: (i) such Invention is made, conceived, reduced to practice, or learned by me during the term of my employment with the Company or within one year after my resignation or termination from the Company; and (ii) such Invention arises out of, is based upon, or results from the use of, any Proprietary Information or Third Party Information made available to me or to which I had access as an employee of the Company.  Inventions assigned pursuant to this Section 3 to the Company, or to a third party as directed by the Company pursuant to Section 3.5 below, are hereinafter referred to as “Company Inventions.”  At the request of the Company at any time and from time to time, I will execute and deliver any and all instruments, documents and agreements reasonably requested by the Company for purposes of confirming my assignment to the Company of all of my right, title and interest in and to any and all Company Inventions (and all Proprietary Rights with respect thereto), including, without limitation, at any time when any such Company Inventions (or any Proprietary Rights with respect thereto) are first reduced to practice or first fixed in a tangible medium, as applicable.

3.4

For the avoidance of doubt, notwithstanding any contrary provision contained herein, nothing contained in this Non-Disclosure Agreement shall require the assignment of any Invention (or Proprietary Right with respect thereto) made or conceived by me during the period of my employment with the Company to the extent such assignment is prohibited by any applicable state or federal law.

3.5

Obligation to Keep Company Informed.  During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, during the period of my employment with the Company, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Company Invention.

3.6

Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

3.7

Enforcement of Proprietary Rights.  I will assist the Company in every proper way in obtaining, and from time to time enforcing, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, subject to full power of substitution and resubstitution, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.

Records.  I agree to keep and maintain adequate and current records (in the form of notes, memoranda, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Company Inventions made, conceived, developed or reduced to practice by me, which records shall be available to and remain the sole property of the Company at all times.

5.

No Conflicting Obligation.  I represent that my performance of all the terms of this Non-Disclosure Agreement and as an employee of the Company has not breached, and does not and will not breach, any agreement to keep in confidence information acquired by me in confidence or in trust prior to, or outside the scope of, my employment by the Company and any agreement not to compete with the business of any third party.  I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

6.	Restrictive Covenants.
6.1

I hereby acknowledge and agree that during the period in which I am employed by, or providing service to, any member of the Company Group and for the twelve (12) month-period following my termination of employment or service for any reason (including my resignation) (the “Restrictions Period”), I shall comply with the restrictive covenants set forth herein applicable to the Company Group.

6.1.1

During the Restrictions Period, I shall not anywhere in the Territory for myself, or through or on behalf of any other person or entity (other than the Company), whether as an officer, director, employee, equityholder, consultant or otherwise, as applicable:

directly or indirectly, engage, participate, make any financial investment in, own any financial or beneficial interest in, operate, or become employed by or provide services to any business, corporation, firm, person, or other entity (together with its affiliates and subsidiaries, the “Competing Enterprise”) which is engaged, directly or indirectly, during my employment in competition with the Company Group in the Business anywhere in the Territory; provided, in each case, that the aggregated gross revenue of the potentially Competing Enterprise for the last 12 months derived from all products, parts or services that are directly competitive to those products, parts or services offered by the Company Group (or proposed to be offered in the next 12 months) is greater than 5% of the consolidated net sales of the Company Group as reported in the audited financial statements of the Company Group for the then most recent fiscal year.

Notwithstanding the foregoing, I shall not be prohibited from owning or acquiring securities in any publicly traded company as long as my ownership does not exceed 1% of such publicly traded company’s outstanding securities;

6.1.1.1

encourage, induce, attempt to induce, solicit or attempt to solicit, any employee, director, officer, associate, consultant, agent or independent contractor to terminate his or her employment with or engagement by the Company Group in order to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Company Group, except in the furtherance of my responsibility while I am employed by the Company Group, or hire or retain, or attempt to hire or retain, any employee, director, officer, associate, consultant, agent or independent contractor of the Company Group; provided, that nothing in this Non-Disclosure Agreement prohibits me from hiring an individual who responds to a job posting made available to the general public so long as I do not solicit or otherwise initiate such contact during the one year following termination of my employment or service; or

6.1.1.2

encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, supplier, vendor, marketer or sponsor of the Company Group to cease its customer, distributor, supplier, vendor, marketer or sponsor relationship with the Company Group.

6.1.2

The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company Group and are considered by me to be reasonable for such purpose. I acknowledge that a breach of any of the covenants contained in this Non-Disclosure Agreement may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, I agree that if I breach or threaten to breach any of the covenants contained in this Non-Disclosure Agreement, in addition to any other remedy which may be available to the Company at law or in equity, the Company shall be entitled (i) to the extent permitted by applicable law, to cease or withhold any payments or equity rights owed to me, whether in connection with my employment or otherwise, including, without limitation, any equity rights I am otherwise entitled to receive under the Stock Plan; and/or (ii) to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. I further acknowledge that the restrictions and limitations set forth in this Non-Disclosure Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company. I agree to disclose in advance the existence and terms of the restrictions and covenants contained in this Non-Disclosure

Agreement to any employer or service recipient by whom I might be employed or retained during the Restrictions Period.
6.1.3	For purposes of this Section:
6.1.3.1

“Business” means a supplier of automotive replacement parts, brake parts and fasteners to the automotive aftermarket (including, without limitation, the light, medium and heavy duty truck aftermarket) or a supplier of home fasteners and electrical wiring components to mass merchandisers, or any business that engages in any business activity of the Company Group.

6.1.3.2	“Territory” means any state, jurisdiction or territory in the world in which the Company is engaged in business during the Restrictions Period.
6.1.3.3

The terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the twelve (12) months prior to the termination of my employment and for twelve (12) months following my termination of employment.  I shall not be deemed to have violated the provisions of this Section 6.1 by reason of an isolated act, or failure to act, not taken in bad faith.

6.1.4	The restrictive covenants set forth herein shall supersede and replace all other non-competition and non-solicitation restrictive covenants I may be subject to with the Company Group.
7.

Non-Disparagement.  Subject to Sections 2.5 and 2.6, I agree that I will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of any member of the Company Group. Nothing in this Section 7 is intended to restrict or impede your participation in proceedings or investigations brought by or before the United States Equal Employment Opportunity Commission, National Labor Relations Board, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

8.

Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that, during the term of my employment with the Company or at any time thereafter, any property situated on the premises of the Company Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.

Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Non-Disclosure Agreement and any of its provisions by injunction, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits received under the Stock Plan, and/or forfeiture of any present or future equity rights under the Stock Plan) or other equitable relief which may be available, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Non-Disclosure Agreement.  The seeking or availability of such equitable relief shall not affect the Company’s right to seek and obtain damages or other relief from a court of competent jurisdiction on account of any actual or threatened breach by me of this Non-Disclosure Agreement.  In the event that the Company enforces the provisions of Section 6 hereof through a court order, I agree that the restrictions contained in Section 6 as the case may be, shall remain in effect for a period of one year from the effective date of such court order.

10.

Cooperation.  I agree that, following any termination of my employment, I will continue to provide reasonable cooperation with the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition to such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section.  I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, a Regulator) to give testimony or provide documents (in a deposition, court proceeding or otherwise), that in any way relates to my employment by the company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11.

Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address, one (1) business day after dispatch if sent by nationally recognized courier or overnight delivery service, on the date of dispatch if sent by facsimile or electronic mail for which confirmation of transmission is provided or, if sent by certified or registered mail, three (3) business days after the date of mailing.

12.	General Provisions
12.1

Governing Law; Consent to Personal Jurisdiction; Waiver of Jury Trial.  This Non-Disclosure Agreement will be governed by and construed according to the laws of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Pennsylvania for any lawsuit filed there against me by the Company arising from or related to this Non-Disclosure Agreement.  BY EXECUTION OF THIS NON-DISCLOSURE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-DISCLOSURE AGREEMENT

12.2

Independence; Severability.  Each of the rights enumerated in this Non-Disclosure Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  In the event any provision or portion of this Non-Disclosure Agreement may be held to be invalid, prohibited or unenforceable for any reason, unless such provision is narrowed by judicial construction, this Agreement shall be construed as if such provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision may nevertheless be held to be invalid, prohibited or unenforceable for any reason then, and to that extent only, such provision shall be ineffective without affecting or invalidating the remaining portion of such provision or the other provisions of this Non-Disclosure Agreement.
12.3

Successors and Assigns.  This Non-Disclosure Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  Without limiting the generality of the foregoing, if I become an employee of any subsidiary or controlled affiliate of the Company, then (i) such subsidiary or controlled affiliate shall be deemed and treated as an intended third party beneficiary of this Non-Disclosure Agreement to the same extent as if such subsidiary or controlled affiliate were a party to this Non-Disclosure Agreement and (ii) each reference in this Non-Disclosure Agreement to the term “Company” shall be deemed to be a reference to whichever of Dorman Products, Inc. and/or such subsidiary or controlled affiliate is my employer.  I expressly acknowledge and agree that this Non-Disclosure Agreement may be assigned by the Company without my consent to any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger or other similar corporate transaction.

12.4

Survival.  The provisions of this Non-Disclosure Agreement shall survive the termination of my employment with the Company and the assignment of this Non-Disclosure Agreement by the Company to any successor in interest or other assignee.

12.5

Employment.  I agree and understand that nothing in this Non-Disclosure Agreement shall confer any right on me or the Company with respect to continuation of my employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6

Waiver.  No waiver by the Company of any breach of this Non-Disclosure Agreement shall be valid unless in writing and signed by the party giving such waiver and no such waiver shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Non-Disclosure Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Non-Disclosure Agreement.

12.7

Entire Agreement. This Non-Disclosure Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof and merges all prior discussions between us.  No modification of or amendment to this Non-Disclosure Agreement, nor any waiver of any rights under this Non-Disclosure Agreement, will be effective unless in writing and signed by the party to be charged.

12.8	Counterparts. This Non-Disclosure Agreement may be signed in counterparts, each shall be deemed an original and shall together constitute one agreement.
12.9

Acknowledgement.  I acknowledge that that I have had a full and adequate opportunity to read, understand and discuss with my advisors, including legal counsel, the terms and conditions contained in this Non-Disclosure Agreement prior to signing hereunder.

[Signature Page Follows]

By signing this Non-Disclosure Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Non-Disclosure Agreement and the important restrictions it imposes upon me, which continue after the termination of my employment for any reason, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Non-Disclosure Agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By /s/ Michael Kealey

Name:  MICHAEL KEALEY

Address:

Date:02/15/2022

Accepted by Company:

DORMAN PRODUCTS, INC.

By: /s/ Kevin M. Olsen

Name: Kevin M. Olsen

Title: President & CEO

Date: 02/18/2022

[Signature page to Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement]

EXHIBIT 1

Excluded Information:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Excluded Information.]